SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549




                             FORM 8-K

                          CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: January 5, 2001

            Exact Name of
Commission  Registrant        State or other   IRS Employer
File        as specified      Jurisdiction of  Identification
Number      in its charter    Incorporation    Number
----------  --------------    ---------------  --------------

1-12609     PG&E Corporation  California       94-3234914

1-2348      Pacific Gas and   California       94-0742640
            Electric Company




Pacific Gas and Electric Company    PG&E Corporation
77 Beale Street, P.O. Box 770000    One Market, Spear Tower, Suite 2400
San Francisco, California  94177    San Francisco, California 94105

(Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company    PG&E Corporation
(415) 973-7000                     (415) 267-7000

    (Registrant's telephone number, including area code)


Item 5.	 Other Events.

California Energy Crisis

A. California Public Utilities Commission Decision Issued

On January 4, 2001, the California Public Utilities Commission (CPUC) issued an emergency interim decision permitting Pacific Gas and Electric Company (Utility) to establish an interim surcharge applied to electric rates on an equal-cents-per-kilowatt-hour (kWh) basis of one cent per kWh, subject to refund and adjustment. The surcharge is to remain in effect for 90 days from the effective date of the decision, January 4, 2001. The surcharge is expected to result in rate increases of approximately 9% for residential customers, 7% for small business customers, 12% for medium commercial customers, and 15% for large commercial customers. The Utility is required to establish a balancing account with customer class-specific sub-accounts to track the revenue provided by the surcharge and to apply these revenues to ongoing power procurement costs.

The CPUC noted that the 90-day period will allow the independent auditors engaged by the CPUC sufficient time to perform a comprehensive review of the overall financial position of the Utility. The auditor's report also is expected to include a review and analysis of the financial position of PG&E Corporation, the holding company of the Utility, its other affiliates, and the flow of funds between these entities and the Utility.

The decision states that the CPUC is considering modifying the transition cost recovery accounting mechanisms by requiring the Utility to credit the year-end excess revenues accrued in its generation memorandum accounts to the Transition Revenue Account (TRA) rather than to the Transition Cost Balancing Account (TCBA). The CPUC stated that it wishes to preserve its ability to take this action in the future after considering additional testimony and evidence on the implications of that approach. (The TRA is a regulatory balancing account in which the Utility's under-collected power purchases are recorded, and the TCBA is a regulatory balancing account used to track recovery of transition costs.) However, the decision states that to the extent the Utility has credited the net amounts in its generation memorandum accounts as of December 31, 2000, to the TCBA, the Utility is required to reverse and adjust all necessary accounting entries. The Utility is required to separately identify and segregate the funds within the generation memorandum account for potential later action by the CPUC.

The CPUC stated that in the next phase of the proceedings it will address such issues as (1) the proposal by The Utility Reform Network
(TURN) to net the TRA and TCBA; (2) the necessary ratemaking to ensure that power produced from retained generation assets is dedicated to serve the Utility's customers; (3) the Utility's cost-cutting efforts;
(4) the Utility's efforts to pursue remedies at the Federal Energy Regulatory Commission (FERC) or courts reviewing the FERC, and lawsuits against generators or marketers of electricity and natural gas; (5) whether and how holding company assets or guarantees should be applied to Utility power procurement requirements; (6) conservation and rate design issues; (7) additional discounts and program improvements for low-income customers; (8) how to approach consumer education; (9) condemnation efforts to ensure generation availability; and (10) mechanisms and options to securitize existing liabilities, in order to report to the Governor and the Legislature regarding those options during the interim period.

The CPUC has set a prehearing conference for January 10, 2001, to begin to consider the issues and to establish a timetable to consider the reports of the independent auditors.

B. Ratings Downgrade

On January 4, 2001, Standard & Poor's (S&P) rating agency reduced PG&E Corporation's and the Utility's corporate credit ratings to BBB- from A, The commercial paper of PG&E Corporation and the Utility also was downgraded to A-3 from A-1.

On January 5, 2001, Moody's Investor Service (Moody's) lowered the issuer ratings of PG&E Corporation to Baa3 from A3 and the ratings on the Utility's senior secured debt to Baa2 from A1. The commercial paper of PG&E Corporation and the Utility were also reduced from Prime-1 to Prime-3. The ratings remain under review for further downgrade.

Under the Utility's $850 million revolving credit facility, this downgrade will trigger a 90-day cure period during which the Utility must achieve an improved rating or be in default under the agreement. Although there are currently no borrowings under the agreement, such a default would entitle the lenders to accelerate any debt outstanding under this facility. Commercial paper ratings of A-3 and Prime-3 make it extremely doubtful that either entity will be able to issue commercial paper, and instead will be required to continue to rely on bank facilities for daily borrowing needs. The ratings downgrades could also adversely affect other PG&E Corporation and Utility outstanding debt securities, financial obligations and relationships. PG&E Corporation and the Utility cannot predict whether the ratings downgrades will preclude the ability of PG&E Corporation and the Utility to issue other financial instruments.

S&P concluded "that while lower ratings may soon result, they are premature at this juncture because the California Legislature is in special session and is endeavoring to craft a timely solution to the financial crisis at the state's utilities." S&P noted that "[i]t is precisely the potential dire consequences of inaction that leads Standard & Poor's to conclude that there is a reasonable chance that
action is forthcoming."   S&P also stated that it "recognizes the risk
that existing commercial paper bank backup facilities might be withdrawn once a ratings downgrade constitutes an event of default in the bank facility. Although a ratings-related withdrawal of the bank facilities could precipitate a liquidity crisis, such eventualities have not been factored into the current rating action."

The current S&P credit ratings, compared to the prior ratings, are as follows:

PG&E Corporation:
	Corporate credit rating: BBB-/A-3 from A/A-1
	Commercial paper: A-3 from A-1
Pacific Gas and Electric Company
Corporate credit rating: BBB-/A-3 from A+/A-1
Commercial paper: A-3 from A-1
Senior secured debt: BBB from AA-
Senior unsecured debt: BBB- from AA-
Preferred stock: BB from A-

Each of the above ratings is listed on S&P's CreditWatch with negative implications, reflecting the potential for the ratings to be further downgraded if the Utility's financial condition is permitted to continue to deteriorate. S&P also downgraded the credit ratings of other PG&E Corporation entities (except for PG&E Gas Transmission Northwest Corporation) to reflect (1) the likelihood that the Utility's eroded financial performance will impair the financial strength of PG&E Corporation and its related companies and (2) the potential for consolidation of related companies with the Utility and PG&E Corporation in bankruptcy, if the Utility becomes insolvent.

Moody's stated that the ratings of PG&E Corporation and the Utility could decline below investment grade "unless legislative, state, or federal actions help to establish a near-term liquidity plan that will strengthen and extend the utility's financial viability." Moody's will also monitor the outcome of pending litigation against the Federal Energy Regulatory Commission and against the CPUC. Moody's indicated that the outcome would provide little benefit towards the liquidity issue, but could strengthen the Utility's intermediate term position concerning the wholesale marketplace and its ability to recover wholesale power costs.

Although it is not engaged by PG&E Corporation or the Utility to rate their securities, on January 4, 2001, Fitch, another ratings agency, also lowered their ratings for the Utility's mortgage bonds to B- and its senior unsecured debt to CCC, its preferred stock to CC, and its commercial paper to C. Fitch does not rate PG&E Corporation.

C. Concurring Opinion of the Chairman of the Federal Energy Regulatory Commission (FERC)

On January 4, 2001, James J. Hoecker, the Chairman of the FERC, issued his concurring opinion in connection with the FERC's December 15, 2000 order regarding the California energy crisis. The Chairman outlined a suggested "work-out plan" for California. In his opinion, the Chairman noted that he could support price caps if they were used as a method of affording a short "time out" within which parties could negotiate better ways to make the market work for consumers, such as bilateral forward contracts, demand response programs, or equitable relief. In addition, the Chairman noted that no one to date has offered a price cap proposal in the context of a comprehensive settlement of the issues and requested that the Secretary of Energy and top economic officials convene the California parties in an effort to map out the parameters of a comprehensive solution to the market and financial crises in California. Media reports indicate that such a meeting is scheduled for January 9, 2001, and expected at the meeting are California Governor Davis, Mr. Hoecker, Energy Secretary Richardson, Treasury Secretary Summers and Mr. Sperling, director of the National Economic Council.

The Chairman also noted that regional solutions are indispensable and recommended that the FERC mandate a West-wide regional transmission organization which could address the issues of operational compatibility, pricing, and reliability. The Chairman also urged the FERC to develop a substantial market power mitigation plan, articulate how it will determine what are "just and reasonable" market-based rates under the standards of the Federal Power Act, and how the FERC will use its police powers to craft equitable remedies to address the impacts of illegal market manipulation if the FERC finds that such unlawful manipulation occurred.

SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                            PG&E CORPORATION

                            By  BRUCE R. WORTHINGTON
                               ----------------------------
                               BRUCE R. WORTHINGTON
                               Senior Vice President and General Counsel


                            PACIFIC GAS AND ELECTRIC COMPANY

                            By: DINYAR B. MISTRY
                               ------------------------------
                               DINYAR B. MISTRY
                               Vice President and Controller




Dated: January 5, 2001





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